Exhibit 99.1

Armstrong World Industries Announces Quarterly Dividend

LANCASTER, Pa., July 23, 2025 – Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that its Board of Directors has declared a cash dividend of $0.308 per share of common stock. The dividend will be paid on Aug. 21, 2025, to stockholders of record as of the close of business on Aug. 7, 2025.

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,700 employees and a manufacturing network of 20 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354